Exhibit 99.1
TriNet Announces First Quarter 2018 Results
7% Growth in GAAP Total Revenues and 11% Growth in Net Service Revenues for the First Quarter
88% Growth in GAAP Net Income and 84% Growth in Adjusted Net Income for the First Quarter

DUBLIN, Calif. — April 30, 2018 — TriNet Group, Inc. (NYSE: TNET), a leading provider of comprehensive human resources solutions for small to midsize businesses, today announced financial results for the first quarter ended March 31, 2018. The highlights below include non-GAAP financial measures which are reconciled later in this release.
First quarter highlights include:

•	Total revenues increased 7% to $861 million, while Net Service Revenues increased 11% to $220 million, each as compared to the same period last year.

•	Net income was $54 million, or $0.75 per diluted share, compared to net income of $29 million, or $0.41 per diluted share, in the same period last year.

•	Adjusted Net Income was $58 million, or $0.80 per diluted share, compared to Adjusted Net Income of $32 million, or $0.45 per diluted share, in the same period last year.

•	Adjusted EBITDA was $91 million, a 45% increase from the same period last year.

•	Average WSEs decreased 4% as compared to the same period last year, to approximately 315,000.
"I am pleased with our financial and operating performance during the first quarter,” said Burton M. Goldfield, TriNet's President and CEO.  "In the quarter, we continued to strengthen our management team, completed the SOI migration, and further upgraded our product and service offerings.  We remain on track to return to sequential volume growth in the second half of the year, and we are well positioned for the next phase of our growth.”
TriNet's total revenues for the first quarter of 2018 increased 7% from the first quarter of 2017 to $861 million, while Net Service Revenues (Total revenues less insurance costs) for the first quarter of 2018 increased 11% from the first quarter of 2017 to $220 million. Net Insurance Service Revenues for the first quarter of 2018 consisted of insurance service revenues of $732 million, less insurance costs of $641 million. Professional service revenues for the first quarter of 2018 increased 7%, and Net Insurance Service Revenues increased 16%, in each case, compared to the first quarter of 2017.
At March 31, 2018, TriNet had cash and cash equivalents of $330 million and total debt of $415 million.
Quarterly Report on Form 10-Q

We anticipate filing our Quarterly Report on Form 10-Q (“Form 10-Q”) for the three months ended March 31, 2018 with the SEC and making it available at www.trinet.com today, April 30, 2018. This press release should be read in conjunction with the Form 10-Q and the related Notes to Condensed Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Form 10-Q.
Earnings Conference Call and Audio Webcast
TriNet will host a conference call at 2:00 p.m. PT (5:00 p.m. ET) today to discuss its quarterly results and its outlook for the first quarter and 2018. TriNet encourages participants to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. To pre-register, go to: http://dpregister.com/10118750. For those who would like to join the call but have not pre-registered, they can do so by dialing +1 (412) 317-5426 and requesting the “TriNet Conference Call.” The live webcast of the conference call can be accessed on the Investor Relations section of TriNet’s website at http://investor.trinet.com. A replay of the webcast will be available on this site for approximately one year. A telephonic replay will be available for one week following the conference call at +1 (412) 317-0088 conference ID: 10118750.

About TriNet
TriNet is a leading provider of a comprehensive human resources solutions for small to midsize businesses, or SMBs. We enhance business productivity by enabling our clients to outsource their human resources, or HR, function to us, allowing them to focus on operating and growing their core businesses. Our HR solutions include services such as payroll processing, human capital consulting, employment law compliance and employee benefits, including health insurance, retirement plans and workers' compensation insurance. Our services are delivered by our expert team of HR professionals and enabled by our technology platform, with online and mobile tools, which allows our clients and their employees to efficiently conduct their HR transactions anytime and anywhere. For more information, please visit http://www.trinet.com.
Use of Non-GAAP Financial Measures
Reconciliations of non-GAAP financial measures to TriNet’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled “Non-GAAP Financial Measures.”
Forward-Looking Statements
This press release contains, and statements made during the above referenced conference call will contain, statements that are not historical in nature, are predictive in nature, or that depend upon or refer to future events or conditions or otherwise contain forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including, among other things, TriNet’s expectations and assumptions regarding: its ability to execute its strategic operational plan, its ability to successfully leverage its scale, and its ability to deliver profitable growth. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” and similar expressions or variations. These statements are not guarantees of future performance, but are based on management’s expectations as of the date hereof and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from our current expectations and any past or future results, performance or achievements. Investors are cautioned not to place undue reliance upon any forward-looking statements.
Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include: risks associated with changes in, uncertainty regarding, or adverse application of complex laws and regulations that govern our business; our ability to be recognized as an employer of worksite employees under federal and state regulations; our ability to mitigate business risks associated with our co-employment relationship with our worksite employees; our ability to secure private and confidential client and worksite employee data and our information technology (IT) infrastructure against cyber-attacks and security breaches; our ability to manage unexpected changes in workers’ compensation and health insurance claims by worksite employees; fluctuation in our results of operation as a result of numerous factors, many of which are outside of our control, such as the volume and severity of our workers’ compensation and health insurance claims and the amount and timing of our insurance costs, operating expenses and capital expenditure requirements; failures or limitations in our business systems; our ability to remediate the material weakness in our internal controls over financial reporting; our ability to effectively integrate businesses we have acquired and new businesses we may acquire in the future; the effects of volatility in the financial and economic environment on the businesses that make up our client base; our ability to effectively manage our growth; market acceptance of our vertical strategy; and our ability to market our sales force effectively; the concentration of our clients in certain geographies and industries; the outcome of existing and future legal proceedings; changes in our income tax positions or adverse outcomes from on-going and future audits; adverse changes in our insurance coverage or our relationships with key insurance carriers; our ability to manage client attrition; our ability to comply with the restrictions of our credit facility and meet our debt obligations; and the effects of increased competition and our ability to compete effectively.

Further information on risks that could affect TriNet’s results is included in our filings with the U.S. Securities and Exchange Commission (SEC), including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on our investor relations website at http://investor.trinet.com and on the SEC’s website at www.sec.gov. Copies of these filings are also available by contacting TriNet Corporation's Investor Relations Department at (510) 875-7201. Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements in this press release, and any forward-looking statements in this press release speak only as of the date of this press release. In addition, we do not assume any obligation, and do not intend, to update any of our forward-looking statements, except as required by law.

Contacts:
Investors:	Media:
Alex Bauer	Fatima Afzal
TriNet	TriNet
Investorrelations@TriNet.com	Fatima.Afzal@TriNet.com
(510) 875-7201	(510) 875-7265
TriNet, Ambitions Realized and the TriNet logo are registered trademarks of TriNet.

FINANCIAL HIGHLIGHTS

Key Financial and Operating Metrics
We regularly review certain key financial and operating metrics to evaluate growth trends, measure our performance and make strategic decisions. These key financial and operating metrics may change over time. Our key financial and operating metrics for the periods presented were as follows:

	Three Months Ended March 31,		Percent Change
(in millions, except per share and operating metrics data)	2018	2017	Q1 2018 vs 2017
Income Statement Data:
Total revenues	$861	$808	7%
Operating income	71	50	43
Net income	54	29	88
Diluted net income per share of common stock	0.75	0.41	83
Non-GAAP measures (1):
Net Service Revenues (1)	220	199	11
Net Insurance Service Revenues (1)	91	79	16
Adjusted EBITDA (1)	91	63	45
Adjusted Net Income (1)	58	32	84

Operating Metrics:
Total WSEs payroll and payroll taxes processed (in millions)	$10,319	$9,816	5%
Total WSEs at period end	316,715	330,731	(4)
Average WSEs	314,561	327,803	(4)

(1)	Refer to Non-GAAP Financial Measures section in the following pages for definitions and reconciliations from GAAP measures.

(in millions)	March 31, 2018	December 31, 2017	Percent Change
Balance Sheet Data:
Cash and cash equivalents	$330	$336	(2)%
Working capital	247	234	5
Total assets	2,047	2,593	(21)
Notes payable	413	423	(2)
Total liabilities	1,785	2,387	(25)
Total stockholders’ equity	262	206	28

	Three Months Ended March 31,		Percent
(in millions, except operating metrics data)	2018	2017	Change
Cash Flow Data:
Net cash used in operating activities (1)	$(536)	$(161)	231%
Net cash provided by (used in) investing activities	2	(7)	127
Net cash used in financing activities	(19)	(37)	(48)

(1)
Prior year balance has been retrospectively adjusted for Accounting Standards Update (ASU) 2016-18. Refer to Note 1 in the condensed consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for details.

FINANCIAL STATEMENTS

TRINET GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
(in millions, except share and per share data)	2018	2017
Professional service revenues	$129	$120
Insurance service revenues	732	688
Total revenues	861	808
Insurance costs	641	609
Cost of providing services (exclusive of depreciation and amortization of intangible assets)	57	57
Sales and marketing	39	49
General and administrative	31	25
Systems development and programming	13	11
Depreciation	8	6
Amortization of intangible assets	1	1
Total costs and operating expenses	790	758
Operating income	71	50
Other income (expense):
Interest expense, bank fees and other, net	(4)	(5)
Income before provision for income taxes	67	45
Income tax expense	13	16
Net income	$54	$29
Comprehensive income	$54	$29

Net income per share:
Basic	$0.77	$0.42
Diluted	$0.75	$0.41
Weighted average shares:
Basic	70,047,752	68,509,328
Diluted	72,274,821	70,913,970

FINANCIAL STATEMENTS

TRINET GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions, except share and per share data)	March 31, 2018		December 31, 2017
Assets
Current assets:
Cash and cash equivalents		$330		$336
Restricted cash, cash equivalents and investments		699		1,280
Worksite employee related assets:
Unbilled revenue	$286		$297
Accounts receivable	8		20
Prepaid insurance premiums and other insurance related receivables	33		26
Other payroll assets	41		17
Worksite employee related assets		368		360
Prepaid expenses and other current assets		22		15
Total current assets		1,419		1,991
Restricted cash, cash equivalents and investments, noncurrent		182		162
Workers' compensation collateral receivable		40		39
Property and equipment, net		74		70
Goodwill and other intangible assets, net		314		315
Other assets		18		16
Total assets		$2,047		$2,593
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other current liabilities		$46		$59
Accrued corporate wages		31		40
Notes payable		43		40
Worksite employee related liabilities:
Accrued wages	$284		$289
Client deposits	26		52
Payroll tax liabilities and other payroll withholdings	500		1,034
Health benefits loss reserves	150		151
Workers' compensation loss reserves	67		67
Insurance premiums and other payables	25		25
Worksite employee related liabilities		1,052		1,618
Total current liabilities		1,172		1,757
Notes payable, noncurrent		370		383
Workers' compensation loss reserves		162		165
Deferred income taxes		71		68
Other liabilities		10		14
Total liabilities		1,785		2,387
Commitments and contingencies
Stockholders’ equity:
Preferred stock		—		—
Common stock and additional paid-in capital		595		583
Accumulated deficit		(332)		(377)
Accumulated other comprehensive loss		(1)		—
Total stockholders’ equity		262		206
Total liabilities and stockholders’ equity		$2,047		$2,593

FINANCIAL STATEMENTS

TRINET GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(in millions)	2018	2017
Operating activities
Net income	$54	$29
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10	8
Stock-based compensation	9	6
Changes in operating assets and liabilities:
Prepaid income taxes	13	15
Prepaid expenses and other current assets	(9)	2
Workers' compensation collateral receivable	(1)	(3)
Other assets	(2)	—
Accounts payable and other current liabilities	(15)	2
Accrued corporate wages	(9)	10
Workers' compensation loss reserves and other non-current liabilities	(6)	8
Worksite employee related assets	(14)	4
Worksite employee related liabilities	(566)	(242)
Net cash used in operating activities	(536)	(161)
Investing activities
Proceeds from maturity of marketable securities	14	4
Acquisitions of property and equipment	(12)	(11)
Net cash provided by (used in) investing activities	2	(7)
Financing activities
Repurchase of common stock	(8)	(28)
Proceeds from issuance of common stock on exercised options	3	2
Awards effectively repurchased for required employee withholding taxes	(4)	(2)
Repayment of notes payable	(10)	(9)
Net cash used in financing activities	(19)	(37)
Net increase (decrease) in cash and cash equivalents, unrestricted and restricted	(553)	(205)
Cash and cash equivalents, unrestricted and restricted:
Beginning of period	1,738	1,233
End of period	$1,185	$1,028

Supplemental disclosures of cash flow information
Interest paid	$4	$4
Income taxes paid (refunded), net	—	(1)
Supplemental schedule of noncash investing and financing activities
Payable for purchase of property and equipment	$2	$2
Supplemental schedule of cash and cash equivalents
Net increase (decrease) in unrestricted cash and cash equivalents	$(6)	$32
Net increase (decrease) in restricted cash and cash equivalents	(547)	(237)
Refer to Exhibit 1 for an introduction of changes to our condensed consolidated statements of cash flows. For a more in-depth discussion of those changes, please refer to Note 1 in the condensed consolidated financial statements and related notes included in our Quarterly Reports on Form 10-Q for details.

NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures
In addition to financial measures presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), we monitor other non-GAAP financial measures that we use to manage our business, to make planning decisions, to allocate resources and to use as performance measures in our executive compensation plans. These key financial measures provide an additional view of our operational performance over the long-term and provide useful information that we use in order to maintain and grow our business.
The presentation of these non-GAAP financial measures is used to enhance the understanding of certain aspects of our financial performance. It is not meant to be considered in isolation from, as superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

Non-GAAP Measure	Definition	How We Use The Measure
Net Service Revenues	• Sum of professional service revenues and Net Insurance Service Revenues, or total revenues less insurance costs.
• Provides a comparable basis of revenues on a net basis. Professional service revenues are represented net of client payroll costs whereas insurance service revenues are presented gross of insurance costs for financial reporting purposes.
• Acts as the basis to allocate resources to different functions and evaluates the effectiveness of our business strategies by each business function.
• Provides a measure, among others, used in the determination of incentive compensation for management.

Net Insurance Service Revenues	• Insurance service revenues less insurance costs.
• Is a component of Net Service Revenues.
• Provides a comparable basis of revenues on a net basis. Professional service revenues are represented net of client payroll costs whereas insurance service revenues are presented gross of insurance costs for financial reporting purposes. Promotes an understanding of our insurance services business by evaluating insurance service revenues net of WSE related costs which are substantially pass-through for the benefit of WSEs. Under GAAP, insurance service revenues and costs are recorded gross as we have latitude in establishing the price, service and supplier specifications.
• We also sometimes refer to Net Insurance Service Margin, which is the ratio of Net Insurance Revenue to Insurance Service Revenues.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA	• Net income, excluding the effects of: - income tax provision, - interest expense, - depreciation, - amortization of intangible assets, and - stock-based compensation expense.
• Provides period-to-period comparisons on a consistent basis and an understanding as to how our management evaluates the effectiveness of our business strategies by excluding certain non-cash charges such as depreciation and amortization, and stock-based compensation recognized based on the estimated fair values. We believe these charges are not directly resulting from our core operations or indicative of our ongoing operations.
• Enhances comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects.
• Provides a measure, among others, used in the determination of incentive compensation for management.
• We also sometimes refer to Adjusted EBITDA Margin, which is the ratio of Adjusted EBITDA to Net Service Revenues.

Adjusted Net Income
• Net income, excluding the effects of:
- effective income tax rate(1),
- stock-based compensation,
- amortization of intangible assets,
- non-cash interest expense(2), and
- the income tax effect (at our effective tax rate(1)) of these pre-tax adjustments.

• Provides information to our stockholders and board of directors to understand how our management evaluates our business, to monitor and evaluate our operating results, and analyze profitability of our ongoing operations and trends on a consistent basis by excluding certain non-cash charges as described above, debt payment premiums and our secondary offering costs as these are not directly resulting from our core operations or indicative of our ongoing operations.

(1)
We have adjusted the non-GAAP effective tax rate to 26% for 2018 from 41% for 2017, due primarily to a decrease in the statutory rate from 35% to 21%. These non-GAAP effective tax rates exclude the income tax impact from stock-based compensation, changes in uncertain tax positions, and nonrecurring benefits or expenses from federal legislative changes.

(2)	Non-cash interest expense represents amortization and write-off of our debt issuance costs.
Reconciliation of GAAP to Non-GAAP Measures

The table below presents a reconciliation of Total revenues to Net Service Revenues:

	Three Months Ended		Change
	March 31,		Q1 2018 vs 2017
(in millions)	2018	2017	$	%
Total revenues	$861	$808	$53	7%
Less: Insurance costs	641	609	32	5
Net Service Revenues	$220	$199	$21	11%

NON-GAAP FINANCIAL MEASURES

The table below presents a reconciliation of Insurance service revenues to Net Insurance Service Revenues:

	Three Months Ended		Change
	March 31,		Q1 2018 vs 2017
(in millions)	2018	2017	$	%
Insurance service revenues	$732	$688	$44	6%
Less: Insurance costs	641	609	32	5
Net Insurance Service Revenues	$91	$79	$12	16%
Net Insurance Service Revenues Margin (1)	12%	11%	$—	9

(1)	Net Insurance Service Revenue Margin is calculated as the ratio of Net Insurance Service Revenues (a non-GAAP measure) to Insurance Service Revenues (a GAAP measure).

The table below presents a reconciliation of Net income to Adjusted EBITDA:

	Three Months Ended March 31,
(in thousands)	2018	2017
Net income	$54	$29
Provision for income taxes	13	16
Stock-based compensation	9	6
Interest expense and bank fees	6	5
Depreciation	8	6
Amortization of intangible assets	1	1
Adjusted EBITDA	$91	$63
Adjusted EBITDA Margin (1)	41%	32%

(1)	Adjusted EBITDA Margin is calculated as the ratio of Adjusted EBITDA (a non-GAAP measure) to Net Service Revenues (a non-GAAP measure).
The table below presents a reconciliation of Net income to Adjusted Net Income and Adjusted Net Income per share - diluted:

	Three Months Ended March 31,
(in millions, except share and per share data)	2018	2017
Net income	$54	$29
Effective income tax rate adjustment	(4)	(2)
Stock-based compensation	9	6
Amortization of intangible assets	1	1
Non-cash interest expense	1	1
Income tax impact of pre-tax adjustments	(3)	(3)
Adjusted Net Income	$58	$32
GAAP Weighted average shares of common stock - diluted	72,274,821	70,913,970
Adjusted Net Income per share - diluted	$0.80	$0.45

EXHIBIT 1

Cash Flows

In January 2018, we adopted ASU 2016-18 Statement of Cash Flows (Topic 230): Restricted Cash, which significantly impacted our net cash provided by (used in) operating activities as changes in our restricted cash and cash equivalents balances are no longer included within operating cash activities. For more information about the effects of our adoption of Topic 230, refer to Note 1 in the condensed consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for details.
The following table presents our cash flow activities for the stated periods:

	Three Months Ended March 31,
(in millions)	2018			2017
	Corporate	WSE	Total	Corporate	WSE	Total
Net cash provided by (used in):
Operating activities (1)	$45	$(581)	$(536)	$76	$(237)	$(161)
Investing activities	2	—	2	(7)	—	(7)
Financing activities	(19)	—	(19)	(37)	—	(37)
Net increase (decrease) in cash and cash equivalents, unrestricted and restricted	$28	$(581)	$(553)	$32	$(237)	$(205)
Cash and cash equivalents, unrestricted and restricted:
Beginning of period	476	1,262	1,738	278	955	1,233
End of period	$504	$681	$1,185	$310	$718	$1,028

Net increase (decrease) in cash and cash equivalents:
Unrestricted	$(6)	$—	$(6)	$32	$—	$32
Restricted	$34	$(581)	(547)	$—	$(237)	(237)

(1)
Prior year balances have been retrospectively adjusted for Accounting Standards Update (ASU) 2016-18. Refer to Note 1 in the condensed consolidated financial statements and related notes included in our Quarterly Reports on Form 10-Q for details.

Operating Activities
Components of net cash used in operating activities are as follows:

	Three Months Ended March 31,
(in millions)	2018			2017
	Corporate	WSE	Total	Corporate	WSE	Total
Net income	$54	$—	$54	$29	$—	$29
Depreciation and amortization	10	—	10	8	—	8
Stock-based compensation expense	9	—	9	6	—	6
Payment of interest	(4)	—	(4)	(4)	—	(4)
Income tax (payments) refunds, net	—	—	—	1	—	1
Changes in other operating assets	(2)	(15)	(17)	14	5	19
Changes in other operating liabilities	(22)	(566)	(588)	22	(242)	(220)
Net cash provided by (used in) operating activities (1)	$45	$(581)	$(536)	$76	$(237)	$(161)

(1)
Prior year balances have been retrospectively adjusted for Accounting Standards Update (ASU) 2016-18. Refer to Note 1 in the condensed consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for details.